SCHEDULE 14C INFORMATION

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Calvert Social Investment Fund

(Name of Registrant as Specified in Its Charter)
Balanced Portfolio

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CALVERT SOCIAL INVESTMENT FUND

BALANCED PORTFOLIO

4550 Montgomery Avenue, Suite 1000N

Bethesda, Maryland 20814

INFORMATION STATEMENT

REGARDING A CHANGE TO THE FUND'S SUBADVISOR

This Information Statement is being supplied to all shareholders of the Calvert Social Investment Fund Balanced Portfolio (the "Fund"). Pursuant to an exemptive order granted by the United States Securities and Exchange Commission on December 17, 1996, the Fund and Calvert Asset Management Company, Inc. (the "Advisor" or "CAMCO"), the Fund's investment advisor may enter into and materially amend the Investment Subadvisory Agreement without shareholder approval.

The rationale for this grant of authority is that the Advisor's constant supervision of the subadvisor permits the proportion of shareholders' assets subject to particular subadvisor styles to be reallocated (or, as is the case here, a new subadvisor introduced) in response to changing market conditions or subadvisor performance, in an attempt to improve the Fund's overall performance. In essence, the exemptive order permits the Advisor to select the subadvisor(s) best suited to achieve the Fund's investment objective.

Obtaining shareholder approval of a new subadvisor and investment subadvisory agreement imposes costs on the Fund without advancing shareholder interests. Shareholders' interests are adequately protected by their voting rights with respect to the investment advisory agreement and the responsibilities assumed by the Advisor and the Fund's Board of Trustees. Further, it has become increasingly difficult to obtain shareholder quorums for shareholder meetings.

Accordingly, pursuant to the exemptive order, as discussed above, as well as disclosed in the Prospectus and Statement of Additional Information for the Fund, both dated January 31, 2002, as revised April 15, 2002, and following a change to the management of the Fund, the Fund is providing information about the new subadvisor. We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is to be mailed to shareholders of record on or about December 10, 2002.

Shareholders of the Fund of record at the close of business on October 31, 2002 ("record date") are entitled to receive this Information Statement.

As of October 31, 2002 the following shareholders owned of record 5% or more of the shares of the Fund:
NY State Deferred Compensation Plan	MLPF&S for the Sole Benefit
Chase Manhattan Bank	of its Customers
Attn: Gladstone Stephenson	Attn: Fund Administration 973U7
4 New York Plaza, 2nd Floor	4800 Deer Lake Drive E, 3rd Floor
New York, NY 10004-2413	Jacksonville, FL 32246-6484
owns 5.18% of Class A	owns 8.74% of Class C

MLPF&S for the Sole Benefit	Washington State Investment Board
of Its Customers	TTEE for the State of Washington
Attn: Fund Administration	Deferred Compensation Program Acct
4800 Deer Lake Drive E, 3rd Floor	Dept. of Retirement Systems
Jacksonville, FL 32246-6484	P.O. Box 9018
owns 10.52% of Class B	Olympia, WA 98507-9018
owns 99.42% of Class I

Background. CAMCO serves as investment advisor to the Fund and to several other registered investment companies in the Calvert Family of Funds. Calvert Distributors, Inc. ("CDI") serves as the principal underwriter to the Fund. Calvert Administrative Services Company ("CASC") has been retained by the Fund to provide certain administrative services necessary to the conduct of its affairs. CAMCO, CDI and CASC are located at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814, and are indirectly wholly owned subsidiaries of Ameritas Acacia Mutual Holding Company.

The Advisor manages the fixed income portion of the Fund, and has traditionally contracted out investment subadvisory services for management of the equity portion of the Fund. Brown Capital Management ("Brown") and SSgA Funds Management, Inc. ("SSgA FM") jointly manage the equity portion of the Fund. Under the respective investment subadvisory agreements, the subadvisors furnish to the Fund an investment program, making investment decisions and placing orders for the purchase and sale of portfolio securities.

Brown has been a subadvisor to the Fund since September 1996, managing a portion of its equity assets. The current investment subadvisory agreement with Brown as it relates to the Fund is dated March 1, 1999. Under the subadvisory agreement, Brown receives a fee from the Advisor of 0.25% of the portion of the Fund's average daily net assets it managed. Brown's principal business address is 1201 North Calvert Street, Baltimore, Maryland 21202.

SSgA FM has been a subadvisor to the Fund since March 2002, managing a portion of its equity assets. The current investment subadvisory agreement with SSgA FM as it relates to the Fund is dated March 15, 2002. Under the subadvisory agreement, SSgA FM receives a fee from the Advisor of 0.25% of the portion of the Fund's average daily net assets it managed. SSgA FM's principal business address is Two International Place, Boston, MA 02110.

From July 1995 through March 8, 2002, the equity portion of the Fund had been managed by NCM Capital Management Group, Inc. ("NCM"), with Brown hired to jointly manage the equity portion in September 1996. Pursuant to the Information Statement delivered to shareholders on or about March 22, 2002, NCM was terminated as a subadvisor to the Fund effective March 8, 2002, and SSgA FM was hired to jointly manage the equity portion of the Fund along with Brown.

For the Fund's fiscal year ended September 30, 2002, the following advisory/subadvisory fees were paid:
Advisor/Subadvisor	Fees Paid

CAMCO	$1,662,452
Brown	$ 413,305
SSgA FM	$ 121,446
NCM	$ 305,510

Subsequently, at a meeting of the Board of Trustees held on September 10, 2002, acting pursuant to the exemptive order discussed above, the Board decided to engage Profit Investment Management to jointly manage the equity portion of the Fund with Brown. In this connection, the Board determined that shareholders may benefit from the services of an additional investment subadvisor whose management style would complement the styles of Brown and SSgA FM. After careful consideration by the Advisor of several candidates, the Advisor recommended, and the Board selected, Profit Investment Management ("Profit") to jointly manage the equity portion of the Fund along with Brown and SSgA FM. CAMCO will continue to manage the fixed income portion of the Fund. Pursuant to this action, the Board also determined to deliver this information statement to the Fund's shareholders.

Investment Subadvisor. Profit Investment Management (8720 Georgia Avenue, Suite 808, Silver Spring, Maryland 20910) now manages a portion of the equity investments of the Fund. Profit had $59.9 million in assets under management as of October 31, 2002. Profit is a Maryland Limited Liability Corporation.

Eugene A. Profit founded Profit Investment Management in 1996. He serves as president and chief investment officer, as well as portfolio manager of the Profit Value Fund. He holds a BA in economics from Yale University.

Profit currently provides investment advisory services to a certain other mutual fund with investment objectives similar to that of the Fund:
Mutual Fund	Assets Under Management	Annual Management Fees

Profit Value Fund	$3.6	1.25% average daily net assets of portion managed

With respect to this other mutual fund, Profit has agreed to waive all its compensation to February 1, 2003 to the extent necessary to limit operating expenses of the Fund to 2.25%. Since, the Fund's inception, Profit has waived all its advisory fees. Profit currently intends to limit its fee after February 1, 2003, to 0.40%.

Profit's principal business address is 8720 Georgia Avenue, Suite 808, Silver Spring, Maryland 20910, and its principal executive officers are as follows:
Name and Title With Profit	Principal Occupation

Eugene A. Profit, President	Investment Management
Michelle Q. Profit, Secretary	Attorney
Joseph A. Quash, MD, Chairman, CEO	Physician

The Fund's investment objective and policies have not changed as a result of the change described above. The Fund seeks to achieve a competitive total return through an actively managed portfolio of stocks, bonds and money market instruments which offer income and capital growth opportunity and which satisfy the investment and social criteria. However, the Principal Investment Strategies have changed to provide that the Fund invest in a combination of stocks, bonds and money market instruments in an attempt to provide a complete investment portfolio in a single product. The Advisor rebalances the portfolio quarterly to adjust for changes in market value. Further, the Fund is, primarily, a large cap core U.S. domestic portfolio, although it may have other investments, including some foreign stocks and mid-cap stocks. The equity portion of the Fund seeks companies that have the potential to outperform the market through exceptional growth and/or valuation improvement. The fixed income portion reflects an active trading strategy, seeking total return, and focuses on a duration target approximating the Lehman Aggregate Bond Index.

Investment Subadvisory Agreement. The Investment Subadvisory Agreement (the "Subadvisory Agreement") between the Advisor and Profit contains the same material terms as govern the Advisor's arrangements with Brown and SSgA FM. Profit's fee for subadvisory services is paid by the Advisor. Under the Subadvisory Agreement, Profit receives a fee, payable monthly, of 0.40% of the net assets its manages for the Balanced Portfolio up to $10 million, 0.35% of the net assets its manages between $10-$50 million, and 0.25% of the net assets is manages in excess of $50 million.

Annual Reports. The audited Annual Report to Shareholders of the Fund is incorporated by reference into this Information Statement. Copies of the Annual Report and the most recent semi-annual report succeeding the annual report may be obtained without charge by writing to the Fund at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814 or by calling 800-368-2745.